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                                                                     Exhibit 5.1

                       (DEWEY BALLANTINE LLP LETTERHEAD)

                                                July 10, 2003

Burns, Philp & Company Limited
Level 2
44 Martin Place
Sydney, NSW 2000
Australia

Ladies and Gentlemen:

               Re: 9 3/4% Series B Senior Subordinated Notes Due 2012

      We have acted as special United States counsel to Burns, Philp & Company Limited, an Australian corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation and wholly owned subsidiary of the Company (the "Issuer"), U.S.$400,000,000 aggregate principal amount of 9 3/4% Series B Senior Subordinated Notes due 2012 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 9 3/4% Senior Subordinated Notes due 2012 (the "Old Notes"), as described in the Registration Statement on Form F-4 (File No. 333-98141) relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed on August 9, 2002 with the Securities and Exchange Commission. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of June 21, 2002 (the "Indenture"), among the Issuer, the Company and the Subsidiary Guarantors and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company (the "Subsidiary Guarantors" and, together with the Company, the "Guarantors"), on a senior subordinated basis (the "Guarantees"). The Indenture is an exhibit to the Registration Statement.

      In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Company and its subsidiaries (including the Subsidiary Guarantors), and such other
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Burns, Philp & Company Limited
July 10, 2003
Page 2


agreements, instruments and documents as we have deemed necessary or appropriate for the purpose of this opinion.

      In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the correctness of all statements of fact in all documents examined. We have further assumed that: (i) the Trustee, the Issuer and each Guarantor (other than Burns Philp Inc., a Delaware corporation ("Burns Philp Delaware"), Burns Philp Food Inc., a California corporation ("Burns Philp California"), BPCUS1, Inc., a Delaware corporation ("BPCUSl"), and Burns Philp Capital (U.S.) Inc., a Delaware corporation ("Burns Philp Capital")) are validly existing and in good standing under the laws of the jurisdictions in which they are organized, and have full power and authority and all necessary consents and approvals to execute, deliver and perform their respective obligations under such documents, (ii) the Exchange Notes and the Guarantees have been duly authorized by all necessary corporate or other action on the part of the parties thereto (other than Burns Philp Delaware, Burns Philp California, BPCUS1 and Burns Philp Capital), have been duly executed by such parties and have been duly delivered by such parties, and (iii) the execution, delivery and performance of the Exchange Notes and the Guarantees by the Issuer and each Guarantor (other than Burns Philp Delaware, Burns Philp California, BPCUSl and Burns Philp Capital) will not violate, conflict with or constitute a default under their articles of incorporation or bylaws or similar constitutive documents or any applicable law, rule or regulation other than those laws of the jurisdictions addressed in this opinion. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company and its subsidiaries (including the Subsidiary Guarantors), their respective officers and representatives and public officials.

      Based upon and subject to the foregoing, we are of the opinion that:

      (i) The Exchange Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Issuer enforceable in accordance with their terms.

      (ii) The Guarantees provided by the Company and each Subsidiary Guarantor are valid and binding obligations of the Company and each Subsidiary Guarantor enforceable in accordance with their terms.

      Our opinions set forth above are subject to, and the enforcement of the obligations described therein may be limited by, applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy considerations and by general principles of equity and the discretion of the court before which any proceedings therefore may be brought. Such principles of equity are of general application and in applying such
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Burns, Philp & Company Limited
July 10, 2003
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principles, a court may include a covenant of good faith and fair dealing.
Rights to indemnification and contribution may be limited by Federal and state securities laws.

      In rendering the foregoing opinion, we express no opinion, either directly or indirectly, as to laws other than the federal laws of the United States of America, the laws of the State of New York and the State of California and the General Corporation Law of the State of Delaware (to the extent applicable to the opinion provided herein) as of the date hereof. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Dewey Ballantine LLP